Exhibit 5.2

March 17, 2021

Reference: 16531/264
TransCanada Trust
TransCanada PipeLines Limited

450 — 1 Street S.W.
Calgary, Alberta, Canada
T2P 5H1

Re: TransCanada PipeLines Limited and TransCanada Trust (together, the “Companies”)

Dear Ladies and Gentlemen:

We hereby consent to the references to our firm name on the cover page and under the captions “Interests of Experts” and “Documents Filed as Part of the Registration Statement” and to the reference to our firm name and the use of our opinion under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included as part of the registration statement on Form F-10 (Registration No. 333-253333) of the Companies.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours very truly,

(signed) “Blake, Cassels & Graydon LLP”

Blake, Cassels & Graydon LLP